EXHIBIT 99.2




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Q2 2015 speech

Good morning. I'm Dan O'Brien, CEO.

Safe Harbor provision:

The Private Securities Litigation Reform Act of 1995 provides a "Safe Harbor" for forward-looking statements. Certain of the statements contained herein, which are not historical facts, are forward looking statements with respect to events, the occurrence of which involve risks and uncertainties. These forward-looking statements may be impacted, either positively or negatively, by various factors. Information concerning potential factors that could affect the company is detailed from time to time in the company's reports filed with the Securities and Exchange Commission.

First let me review the company products, give some guidance as to future expectations and then I will move on to the financials.

The NanoChem Division or NCS

NCS makes polyaspartic acid [TPA] a biodegradable protein with many valuable uses and the nitrogen conservation products SUN 27(TM) and N Savr 30(TM). NCS represents approximately 95% of revenue and is the sales and profit driver of our company.

TPA is used in agriculture to increase crop yield. TPA keeps positive and negative fertilizer ions bio-available to plants by loosely associating with the positive fertilizer ions and preventing precipitation of salts such as calcium phosphate. Higher bio-availability leads to higher yields. We sell TPA at prices that allow strong margins for distribution while still providing a significant profit for the grower. There are at least 300 million acres in North America that could use TPA profitably.

TPA is a biodegradable way of treating oilfield water to prevent pipes from plugging with mineral scale. Our sales into this market are strong and oil companies in the Nordic countries use TPA as part of environmental compliance. We are experiencing interest from forward thinking oil producing countries other than Scandinavia and have reasonable expectations of gaining new customers over the next several quarters. There is continuing research into the concept of TPA as part of tight oil and gas fracturing liquids. This research has progressed to early adoption and we have seen increased sales over the last year. TPA is used as part of the fracking fluid and intended to prevent scale from destroying the permeability of the rock pores as well as its better known function of scale control in piping. Clogged rock pores reduce well production. TPA has added value compared to existing fluid components due to its biodegradability - it does not need to be removed when cleaning used fracking water and demonstrates oil industry sensitivity to environmental safety which can improve relationships with neighbors and regulators.

SUN 27(TM): NCS has been making and selling this product for a year and are satisfied with the initial success. We expect it to become a significant revenue stream in 2016 and onward. SUN 27(TM) is a fertilizer additive that reduces the speed of nitrogen fertilizer degradation in soil. Most soils contain the protein

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urease,  which is an enzyme that degrades  nitrogen  fertilizer.  Up to half the nitrogen applied to a field can be lost to urease activity. This is a significant cost to the grower and has negative environmental side effects. The size of the potential market for urease inhibition is very large. Nitrogen, in various formats that can be protected by SUN 27(TM), is applied to millions of acres of crop land worldwide each year and nitrogen loss through urease enzyme activity destroys large amounts of expensive nitrogen fertilizer. SUN 27(TM) is equal to, or better than, competing products and pricing is set to be very competitive at both wholesale and retail levels. SUN 27(TM) has a lower freezing point than competing urease inhibitors resulting in reduced storage problems. SUN 27(TM) is manufactured in the US and sold by our NanoChem subsidiary: www.nanochems.com.

N Savr 30(TM): As a result of our inventive work to develop SUN 27(TM), NCS became expert enough in nitrogen conservation chemistry to formulate a solution to the second major cause of nitrogen fertilizer loss; de-nitrification. This is also caused by bacterial activity in soil - warm wet soils are the most prone - resulting in oxygen being stripped from the fertilizer to leave nitrogen gas. The gas can't be used by the plants and escapes to the atmosphere. The gold standard for reducing de-nitrification is a DCD solution and we have developed an excellent version. At this time NCS is manufacturing for distribution under trade names owned by our distributors as well as our registered trademark: N Savr 30(TM). N Savr 30(TM) is the new name for what we previously referred to as DCD 30. It is, like SUN 27(TM), manufactured in the US and sold by NanoChem.

WaterSavr(TM) might have had the breakthrough it has sought for years with the project in Wichita Falls, TX. However, Texas experienced massive flooding with much loss of life and property just as WaterSavr was due to be ordered for the 2015 evaporation season. We are sorry for what the people of Texas have endured, first with the drought and then with the floods. We hope to be able to help with any new drought conditions that may emerge in 2016 and have maintained our strong relationships with the groups who manage water in the state. We have several additional WaterSavr opportunities in progress but none as far advanced as Texas was.

Q3 AND REST OF 2015

We think that the combination of TPA, SUN 27(TM), N Savr 30(TM) and Watersavr(TM) will result in growth under most economic conditions, however, our customers buy purchase order by purchase order without providing forward guidance. We have negative and positive surprises such as oil platform maintenance shutdowns and fast volume uptake by new customers. In Q3, we no longer expect significant Watersavr(TM) sales due to the floods in Texas. Agriculture sales in Q2 were affected negatively by sales that might have occurred in Q2 being pulled forward into Q1. Q3 is often weak for agriculture and sometimes for oilfield as well, so predictions are not available.

In Q4, we will strive to book early sales in all three of our agriculture products to obtain growth in fourth quarter. If successful, we may accumulate double digit growth for the year as a whole. Highlights of the financial results:

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Sales for the quarter  decreased 9% to $3.9 million  compared with $4.29 million for 2014. The result is a gain of $319 thousand or $0.02 per share in the 15 period, compared to a gain of $400 thousand or $0.03 per share, in 2014.

Working capital is sufficient to support our growth and is increasing as a result of retained earnings. The Company is also supported by its mostly untapped line of credit with a Chicago based bank.

Because of the out-size effects of depreciation, stock option expenses and one-time items on the financials of small companies, FSI also provides a non-GAAP measure useful for judging year over year success. "Operating cash flow" is arrived at by removing depreciation, option expenses and one-time items from the statement of operations.

For first half 2015, operating cash flow was $1.89 million or 14 cents per share compared to $763 thousand and 6 cents per share in the first 6 months of 2014. Detailed information on how to reconcile GAAP with non-GAAP numbers is included in our news release of August 14th.

The text of this speech will be available on our website by Tuesday, August 17th and email or fax copies can be requested from Jason Bloom at 1 800 661 3560. [Jason@flexiblesolutions.com] Thank you, the floor is open for questions.